Exhibit 99.2

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

First Capital Bancorp, Inc.

Consolidated Financial Statements at and for

the Years Ended December 31, 2014 and 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

First Capital Bancorp, Inc. and Subsidiary

Richmond, Virginia

We have audited the accompanying consolidated statements of financial condition of First Capital Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bancorp, Inc. and Subsidiary as of December 31, 2014 and 2013 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/S/ Cherry Bekaert LLP

Richmond, Virginia

March 27, 2015

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

December 31, 2014 and 2013

	December 31, 2014	December 31, 2013
	(Dollars in thousands)
ASSETS
Cash and due from banks	$10,951	$10,202
Interest-bearing deposits in other banks	142	3,985

Total cash and cash equivalents	11,093	14,187
Time deposits in other banks	2,000	—
Investment securities:
Available-for-sale, at fair value	74,283	71,511
Held-to-maturity, at amortized cost	2,371	2,375
Restricted, at cost	4,228	3,554
Loans held for sale	—	992
Loans, net of allowance for losses of $7,874 in 2014 and $8,165 in 2013	473,789	423,160
Other real estate owned (OREO)	1,810	2,658
Premises and equipment, net	11,461	10,451
Accrued interest receivable	1,736	1,701
Bank owned life insurance	9,900	9,580
Deferred tax asset	4,115	6,064
Other assets	1,752	1,652

Total assets	$598,538	$547,885

LIABILITIES
Deposits
Noninterest-bearing	70,770	67,694
Interest-bearing	408,737	388,274

Total deposits	479,507	455,968

Securities sold under repurchase agreements	1,761	1,393
Federal funds purchased	6,318	—
Subordinated debt and trust preferred	11,559	7,155
Federal Home Loan Bank advances	45,000	30,000
Accrued expenses and other liabilities	4,741	3,687

Total liabilities	548,886	498,203

STOCKHOLDERS’ EQUITY
Preferred stock, See Note 9	—	22
Common stock, See Note 19	128	50,208
Additional paid-in capital	48,569	4,448
Retained earnings (Accumulated deficit)	1,020	(4,590)
Discount on preferred stock	—	(16)
Accumulated other comprehensive loss, net of tax	(65)	(390)

Total stockholders’ equity	49,652	49,682

Total liabilities and stockholders’ equity	$598,538	$547,885

See notes to consolidated financial statements

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2014 and 2013

	For The Years Ended December 31,
	2014	2013
	(Dollars in thousands, except per share data)
Interest and dividend income
Loans	$22,773	$20,915
Investments:
Taxable interest income	1,398	1,797
Tax exempt interest income	131	222
Dividends	196	141
Interest bearing deposits	34	21

Total interest income	24,532	23,096

Interest expense
Deposits	4,231	4,672
FHLB advances	452	331
Subordinated debt and other borrowings	485	141

Total interest expense	5,168	5,144

Net interest income	19,364	17,952
Recovery of provision for loan losses	(352)	(186)

Net interest income after recovery of provision for loan losses	19,716	18,138

Noninterest income
Fees on deposits	332	354
Gain on sale of securities	425	329
Gain on sale of loans	55	798
Other	1,010	921

Total noninterest income	1,822	2,402

Noninterest expenses
Salaries and employee benefits	8,631	8,964
Occupancy expense	818	785
Data processing	939	989
Professional services	411	424
Advertising and marketing	487	397
FDIC assessment	370	340
Virginia franchise tax	524	475
Gain on sale and write down of OREO, net	(87)	(105)
Depreciation	606	578
Other	2,356	2,065

Total noninterest expense	15,055	14,912

Net income before income taxes	6,483	5,628
Income tax expense	2,095	1,754

Net income	4,388	3,874
Effective dividend on preferred stock	24	345

Net income available to common stockholders	$4,364	$3,529

Basic net income per common share	$0.35	$0.29

Diluted net income per common share	$0.30	$0.25

See notes to consolidated financial statements

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2014 and 2013

	For The Years Ended December 31,
	2014	2013
	(Dollars in thousands)
Net income	$4,388	$3,874
Other comprehensive income (loss):
Investment securities:
Unrealized gains (losses) on investment securities available for sale	927	(2,439)
Tax effect	(322)	829
Reclassification of gains recognized in net income	(425)	(329)
Tax effect	145	112

Total other comprehensive income (loss)	325	(1,827)

Comprehensive income	$4,713	$2,047

See notes to consolidated financial statements

First Capital Bancorp, Inc. Subsidiary

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2014 and 2013

(Dollars in thousands, except share data )

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Warrants	Discount on Preferred Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balances December 31, 2012	$22	$49,100	$4,072	$(8,120)	$661	$(84)	$1,437	$47,088
Net income	—	—	—	3,874	—	—	—	3,874
Other comprehensive loss	—	—	—	—	—	—	(1,827)	(1,827)
Preferred stock dividend	—	—	—	(276)	—	—	—	(276)
Accretion of discount on preferred stock	—	—	—	(68)	—	68	—	—
Stock based compensation	—	—	659	—	—	—	—	659
Redemption of common stock warrants on preferred stock	—	—	395	—	(661)	—	—	(266)
Costs associated with redemption of common stock warrants	—	—	(15)	—	—	—	—	(15)
Retirement of common stock and associated warrants	—	(219)	1	—	—	—	—	(218)
Exercise of warrants issued in connection with rights offering	—	1,327	(664)	—	—	—	—	663

Balances December 31, 2013	$22	$50,208	$4,448	$(4,590)	$—	$(16)	$(390)	$49,682

Balances December 31, 2013	$22	$50,208	$4,448	$(4,590)	$—	$(16)	$(390)	$49,682
Net income	—	—	—	4,388	—	—	—	4,388
Other comprehensive income	—	—	—	—	—	—	325	325
Preferred stock dividend	—	—	—	(8)	—	—	—	(8)
Accretion of discount on preferred stock	—	—	—	(16)	—	16	—	—
Stock based compensation	—	—	367	—	—	—	—	367
Change in par value	—	(50,083)	48,837	1,246	—	—	—	—
Redemption of preferred stock	(22)	—	(5,509)	—	—	—	—	(5,531)
Exercise of rights offering warrants	—	2	427	—	—	—	—	429
Issuance of 97,500 shares of restricted common stock	—	1	(1)	—	—	—	—	—

Balances December 31, 2014	$—	$128	$48,569	$1,020	$—	$—	$(65)	$49,652

See notes to consolidated financial statements

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2014 and 2013

	2014	2013
	(Dollars in thousands)
Cash flows from operating activities
Net income	$4,388	$3,874
Adjustments to reconcile net income to net cash provided by operating activities:
Recovery of provision for loan losses	(352)	(186)
Depreciation of premises and equipment	606	578
Net amortization of bond premiums/discounts	661	722
Stock based compensation expense	367	659
Deferred income tax expense	1,772	1,659
Gain on sale of securities	(425)	(329)
Gain on loans sold	(55)	(798)
Gain on sale and write down of OREO, net	(87)	(105)
Increase in cash surrender value of bank owned life insurance	(320)	(329)
Proceeds from sale of loans held for sale	7,167	80,074
Origination of loans held for sale	(6,120)	(70,356)
(Increase) decrease in other assets	(100)	1,403
(Increase) decrease in accrued interest receivable	(35)	106
Increase (decrease) in accrued expenses and other liabilities	1,054	(33)

Net cash provided by operating activities	8,521	16,939

Cash flows from investing activities
Proceeds from maturities and calls of securities	550	1,592
Proceeds from paydowns of securities available-for-sale	11,396	13,036
Purchase of securities available-for-sale	(37,699)	(25,466)
Proceeds from sale of securities available-for-sale	23,251	23,495
Proceeds from sale of OREO	1,160	1,942
Improvements in OREO	(257)	106
Proceeds from sale of equipment	52	—
Purchase of Federal Home Loan Bank Stock, net	(516)	(64)
Purchase of Federal Reserve Stock	(158)	(11)
Purchase of time deposits in other banks	(2,000)	—
Purchases of premises and equipment	(1,668)	(84)
Net increase in loans	(50,245)	(54,884)

Net cash used in investing activities	(56,134)	(40,338)

Cash flows from financing activities
Net increase (decrease) in deposits	23,539	(3,145)
Borrowings with FHLB, net	15,000	5,000
Federal funds purchased, net	6,318	—
Dividends on preferred stock	(8)	(276)
Cash paid for redemption of common stock warrants and preferred stock, net of expenses	(5,531)	(281)
Proceeds from issuance of subordinated debt, net of payments	6,404	—
Retirement of subordinated debt	(2,000)	—
Warrants exercised in connection with the rights offering	429	445
Net increase in repurchase agreements	368	522

Net cash provided by financing activities	44,519	2,265

Net decrease in cash and cash equivalents	(3,094)	(21,134)
Cash and cash equivalents, beginning of period	14,187	35,321

Cash and cash equivalents, end of period	$11,093	$14,187

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2014 and 2013

(Continued)

	2014	2013
	(Unaudited)
	(Dollars in thousands)
Supplemental disclosure of cash flow information
Interest paid during the period	$5,160	$5,145

Taxes paid (refunded) during the period, net	$410	$(917)

Supplemental schedule of noncash investing and financing activities
Transfer of loans to OREO	$—	$3,130

Unrealized gain (loss) on securities available for sale, net of tax	$325	$(1,827)

Company financed sales of OREO	$32	$2,300

See notes to consolidated financial statements

Note 1 – Summary of Significant Accounting Policies

First Capital Bancorp, Inc. (the Company) is the holding company of and successor to First Capital Bank (the Bank). In 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction pursuant to an Agreement and Plan of Reorganization, between the Company and the Bank (the Agreement). Under the terms of the Agreement, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock on a one-for-one basis. As a result, the Bank became a wholly owned subsidiary of the Company, the Company became the holding company of the Bank, and the shareholders of the Bank became shareholders of the Company.

The Company conducts all of its business activities through the branch offices of its wholly owned subsidiary, First Capital Bank. First Capital Bank created RE1, LLC, and RE2, LLC, wholly owned Virginia limited liability companies for the sole purpose of taking title to property acquired in lieu of foreclosure. RE1, LLC and RE2, LLC have been consolidated with First Capital Bank. The Company exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and such other subsidiaries as it may acquire or establish.

The Company has one other wholly owned subsidiary, FCRV Statutory Trust 1 (the Trust), a Delaware Business Trust that was formed in connection with the issuance of trust preferred debt in 2006. Pursuant to current accounting standards, the Company does not consolidate the Trust.

The accounting and reporting policies of the Company and its wholly owned subsidiary conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. The following is a summary of the more significant of these policies.

Consolidation – The consolidated financial statements include the accounts of First Capital Bancorp, Inc. and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated.

Use of estimates – To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, valuation of other real estate owned (OREO), and fair values of financial instruments are particularly subject to change.

Cash equivalents – Cash and cash equivalents include cash, deposits with other financial institutions, and federal funds sold with original maturities of three months or less. Net cash flows are reported for loans, deposits, federal funds purchased, Federal Home Loan Bank (FHLB) borrowings, and repurchase agreements.

Investment Securities – Investment in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization or premiums and accretion of discounts using the interest method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their fair value below amortized cost. Investments not classified as held-to-maturity are classified as available-for-sale. Debt securities classified as available-for-sale are stated at fair value with unrealized holding gains and losses excluded from earnings and reported, net of deferred tax, as a component of other comprehensive income until realized.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (OTTI) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Due to the nature of, and restrictions placed upon the Company’s common stock investment in the Federal Reserve Bank, FHLB and Community Bankers Bank, these securities have been classified as restricted equity securities and carried at cost. These restricted securities are not subject to the investment security classifications, but are periodically evaluated for impairment based on ultimate recovery of par value.

Management uses available information to recognize losses on loans; future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans may change in the near term.

Loans and allowances for loan losses – Loans are concentrated to borrowers in the Richmond metropolitan area and are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. The Company defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments.

Loans that are 90 days or more past due are individually reviewed for ultimate collectibility. Interest determined to be uncollectible on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is returned to normal, in which case the loan is returned to accrual status.

A loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts of principal and interest when due according to the contractual terms of the loan agreement. Impairment is measured either by discounting the expected future cash flows at the loan’s effective interest rate, based on the net realizable value of the collateral or based upon an observable market price where applicable. Charges on impaired loans are recognized as a component of the allowance for loans losses.

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb known and expected loan losses currently inherent in the loan portfolio. Management’s assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating loan losses. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Loans Held for Sale – Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. The Company typically releases the mortgage servicing rights when the loans are sold.

The Company accounts for the transfer of financial assets in accordance with authoritative accounting guidance which is based on consistent application of a financial-components approach that recognizes the financial and servicing assets the Company controls and the liabilities the Company has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The guidance provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings.

As is customary in such sales, the Company provides indemnifications to the buyers under certain circumstances. These indemnifications may include repurchase of loans. No repurchases and losses during the last two years have been experienced; accordingly, no provision is made for losses at the time of sale.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Time elapsing between issuance of a loan commitment and closing and sale of the loan generally ranges from 5 to 20 days. The Company protects itself from changes in interest rates through the use of best efforts forward delivery contracts, whereby the Company commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, the Company is not exposed to losses nor will we realize significant gains related to the rate lock commitments due to changes in interest rates.

The market value of rate lock commitments and best efforts contracts is not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded in stand-alone markets. The Company determines the fair value of rate lock commitments and best efforts contracts by measuring the change in the value of the underlying asset while taking into consideration the probability that the rate lock commitments will close. Due to high correlation between rate lock commitments and best efforts contracts, no significant gains or losses have occurred on the rate lock commitments for the years ended December 31, 2014, and 2013.

Other real estate owned – OREO is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis for the asset. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the properties are carried at the lower of carrying amount or fair value less cost to sell. Subsequent write-downs that may be required to the carrying value of these properties are charged to current operations. Gains and losses realized from the sale of OREO are included in current operations.

Bank premises and equipment – Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation of Company premises and equipment is computed on the straight-line method over estimated useful lives of 10 to 39 years for premises and 3 to 10 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against the proceeds and any resulting gain or loss is included in the determination of income.

Impairment or Disposal of Long-Lived Assets – The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, such as bank premises and equipment, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceed the fair value of the asset. Assets to be disposed of, such as foreclosed properties, are reported at the lower of the carrying amount or fair value less costs to sell.

Bank-owned life insurance – The Bank owns life insurance policies on key employees with a total face amount of $22.7 million. The bank owned life insurance (BOLI) policies are recorded at their cash surrender values of $9.9 million and $9.6 million at December 31, 2014 and 2013, respectively. Income generated from these policies is recorded as noninterest income.

Stock-Based Compensation – Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. The Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income taxes – Income tax expense is the total of the current year income tax due or refundable, and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Advertising costs – Advertising costs are expensed in the period they are incurred and amounted to $487 thousand and $397 thousand for the years ended December 31, 2014 and 2013, respectively.

Earnings Per Common Share – Earnings per common share represents net income allocable to stockholders, which represents net income less dividends paid or payable to preferred stock shareholders, divided by the weighted-average number of common shares outstanding during the period. For diluted earnings per common share, net income allocable to common shareholders is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options and restricted stock, as well as any adjustment to income that would result from the assumed issuance. The effects of restricted stock and stock options are excluded from the computation of diluted earnings per common share in periods in which the effect would be antidilutive. Potential common shares that may be issued relate solely to outstanding stock options, warrants, and restricted stock and are determined using the treasury stock method.

Comprehensive Income – Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Loss Contingencies – Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management believes there are no such matters that will have a material effect on the consolidated financial statements.

Fair Value of Financial Instruments – Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Recently Issued Accounting Pronouncements

On July 18, 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an unrecognized tax benefit when a net operating loss carryforward or tax credit carryforward exists. ASU 2013-11 will be effective for reporting periods beginning after December 15, 2013 and clarifies Topic 740. This ASU requires companies to present an unrecognized tax benefit, or portion thereof, for a net operating loss or tax credit carryforward as a reduction of a deferred tax asset. The adoption of this ASU had no impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-04, Receivables – Troubled Debt Restructurings by Creditors (subtopic 310-40) – Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments are intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession for foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. The amendments are effective for public business entities for annual periods and interim periods within those annual periods beginning after December 15, 2014. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance in this update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of Codification. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets. This amendment is intended to clarify that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments are effective for public business entities for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this update require that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty (a repurchase financing), which will result in secured borrowing accounting for the repurchase agreement. The amendments require an entity to disclose information about transfers accounted for as sales in transactions that are economically similar to repurchase agreements, in which the transferor retains substantially all of the exposure to the economic return on the transferred financial asset throughout the term of the transaction. In addition, the amendments require disclosure of the types of collateral pledged in repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions and the tenor of those transactions. The amendments are effective for public business entities for the first interim or annual period beginning after December 15, 2014, and for all other entities, the accounting changes are effective for annual periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU No., 2014-12, Compensation- Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The amendments in this update require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments apply to reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target can be achieved after the requisite service period. For all entities, the amendments in this update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

Note 2 – Restriction of Cash

To comply with Federal Reserve regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirements were approximately $1.7 million for the week including December 31, 2014, and $731 thousand for the week including December 31, 2013.

Note 3 – Investment Securities

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at December 31, 2014, and 2013, and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	December 31, 2014
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
Mortgage-backed securities	$29,447	$190	$73	$29,564
Corporate bonds	3,502	8	12	3,498
Collateralized mortgage obligation (CMO) securities	19,686	196	91	19,791
State and political subdivisions – taxable	18,046	37	329	17,754
State and political subdivisions – tax exempt	—	—	—	—
SBA pools	3,690	3	17	3,676

	$74,371	$434	$522	$74,283

	December 31, 2013
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
Mortgage-backed securities	$22,258	$186	$302	$22,142
Corporate bonds	5,996	53	48	6,001
Collateralized mortgage obligation (CMO) securities	27,186	345	198	27,333
State and political subdivisions – taxable	15,024	56	753	14,327
State and political subdivisions – tax exempt	1,637	71	—	1,708
SBA – Guarantee portion	—	—	—	—

	$72,101	$711	$1,301	$71,511

	December 31, 2014
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Held-to-maturity
Tax-exempt municipal bonds	$2,371	$267	$—	$2,638

	$2,371	$267	$—	$2,638

	December 31, 2013
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Held-to-maturity
Tax-exempt municipal bonds	$2,375	$138	$3	$2,510

	$2,375	$138	$3	$2,510

The proceeds from sales, maturities, calls and paydowns of securities and the associated gains and losses are listed below:

	2014	2013
Proceeds	$35,197	$38,123
Gross Gains	$505	$377
Gross Losses	$(80)	$(48)

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2014
	Amortized Cost	Fair Value
Available for sale
One to five years	$6,723	$6,725
Five to ten years	22,578	22,317
Beyond ten years	45,070	45,241

Total	$74,371	$74,283

Held to maturity
Five to ten years	$350	$389
Beyond ten years	2,021	2,249

Total	$2,371	$2,638

Total	$76,742	$76,921

The following table summarizes securities with unrealized losses at December 31, 2014, and December 31, 2013, aggregated by major security type and length of time in a continuous unrealized loss position. The unrealized losses are due to changes in interest rates and other market conditions. At December 31, 2014, 55 out of 111 securities held by the Company had fair values less than amortized cost, primarily in municipal securities. At December 31, 2013, 39 out of 101 securities held by the Company had fair values less than amortized cost, primarily in municipal securities. All unrealized losses are considered by management to be temporary given investment security credit ratings, the intent and ability to retain these securities for a period of time sufficient to recover all unrealized losses, and because it is unlikely that the Company will be required to sell the impaired securities before their anticipated recoveries.

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Assets:
Mortgage-backed securities	$9,722	$30	$4,236	$43	$13,958	$73
Corporate bonds	998	5	1,492	7	2,490	12
CMO securities	6,568	34	3,542	57	10,110	91
State and political subdivisions-taxable	8,074	79	6,728	250	14,802	329
SBA Pools	2,686	17	—	—	2,686	17

All securities	$28,048	$165	$15,998	$357	$44,046	$522

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Assets:
Mortgage-backed securities	$9,599	$248	$856	$54	$10,455	$302
Corporate bonds	—	—	1,949	48	1,949	48
CMO securities	8,183	198	—	—	8,183	198
State and political subdivisions-taxable	8,129	564	2,536	189	10,665	753
SBA Pools	—	—	—	—	—	—

All securities	$25,911	$1,010	$5,341	$291	$31,252	$1,301

Restricted equity securities consist primarily of FHLB stock in the amount of $2.5 million and $2.0 million as of December 31, 2014, and December 31, 2013, respectively, and Federal Reserve Bank stock in the amount of $1.6 million and $1.5 million at December 31, 2014, and 2013, respectively. Restricted equity securities are carried at cost. The FHLB requires the Bank to maintain stock in an amount equal to 4.5% of outstanding borrowings and a specific percentage of the member’s total assets. The Federal Reserve Bank of Richmond requires the Company to maintain stock with a par value equal to 3% of its outstanding capital.

Securities with carrying values of approximately $1.8 million and $1.4 million were pledged as collateral at December 31, 2014, and December 31, 2013, respectively, to secure repurchase agreements.

Note 4 – Loans

Major classifications of loans are as follows:

	December 31, 2014	December 31, 2013
	(Dollars in thousands)
Real estate
Residential	$145,241	$142,702
Commercial	182,718	165,216
Residential Construction	32,184	22,603
Other Construction, Land
Development & Other Land	52,937	43,257
Commercial	66,868	55,947
Consumer	1,886	1,615

Total loans	481,834	431,340
Less:
Allowance for loan losses	7,874	8,165
Net deferred fees	171	15

Loans, net	$473,789	$423,160

A summary of risk characteristics by loan portfolio classification follows:

Real Estate – Residential – This portfolio primarily consists of investor loans secured by properties in the Bank’s normal lending area. Those investor loans are typically five year rate adjustment loans. These loans generally have an original loan-to-value (LTV) of 80% or less. This category also includes home equity lines of credit (HELOC). The HELOCs generally have an adjustable rate tied to prime rate and a term of 10 years. Multifamily residential real estate is moderately seasoned and is generally secured by properties in the Bank’s normal lending area.

Real Estate – Commercial – This portfolio consists of nonresidential improved real estate such as shopping centers and office buildings. These properties are generally located in the Bank’s normal lending area. This category of loans has a higher than average level of risk because its performance is impacted by market forces over a longer time horizon.

Real Estate – Residential Construction – These loans are located in the Bank’s normal lending area. While it has represented a growth area for the portfolio, this category also has a higher level of risk due to inherent market change and construction risks.

Real Estate – Other Construction, Land Development and Other Land Loans – This portfolio includes developed residential and commercial lots held by developers as well as non-residential construction projects. This category has a higher level of risk due to inherent risks associated with market changes and construction.

Commercial – These loans include loans to businesses that are not secured by real estate. These loans are typically secured by accounts receivable, inventory, equipment, etc. Commercial loans are typically granted to local businesses that have a strong track record of profitability and performance.

Consumer – Loans in this portfolio are either unsecured or secured by automobiles, marketable securities, etc. They are generally granted to local customers that have a banking relationship with the Bank.

Activity in the allowance for loan losses for the years ended is as follows:

	December 31,
	2014	2013
	(Dollars in thousands)
Balance, beginning of period	$8,165	$7,269
Recovery of provision for loan losses	(352)	(186)
Recoveries	834	3,374
Charge-offs	(773)	(2,292)

Balance, end of period	$7,874	$8,165

Ratio of allowance for loan losses as a percent of total loans outstanding at the end of the period	1.63%	1.89%

The following table presents activity in the allowance for loan losses by portfolio segment:

	Real Estate
	Residential	Commercial	Residential Construction	Other Construction Land Devel. & Other Land	Commercial	Consumer	Total
	(Dollars in thousands)
Balance, January 1, 2014	$2,891	$3,050	$591	$624	$996	$13	$8,165
Provision for (recovery of) loan losses	(91)	(94)	54	2	(224)	1	(352)
Recoveries	131	212	186	—	305	—	834
Charge-offs	(607)	—	(120)	—	(46)	—	(773)

Balance, December 31, 2014	$2,324	$3,168	$711	$626	$1,031	$14	$7,874

Balance, January 1, 2013	$2,654	$2,947	$284	$606	$762	$16	$7,269
Provision for (recovery of) loan losses	381	(562)	(500)	51	447	(3)	(186)
Recoveries	17	998	1,030	1,324	5	—	3,374
Charge-offs	(161)	(333)	(223)	(1,357)	(218)	—	(2,292)

Balance, December 31, 2013	$2,891	$3,050	$591	$624	$996	$13	$8,165

The charging off of uncollectible loans is determined on a case-by-case basis. Determination of a collateral shortfall, prospects for recovery, delinquency and the financial resources of the borrower and any guarantor are all considered in determining whether to charge-off a loan. Closed-end retail loans that become past due 120 cumulative days and open-end retail loans that become past due 180 cumulative days from the contractual due date will be charged off.

The following table presents the aging of unpaid principal in loans as of December 31, 2014, and December 31, 2013:

	December 31, 2014
	30-89 Day Past Due	90+ Days Past Due and Accruing	Nonaccrual	Current	Total
	(Dollars in thousands)
Real estate
Residential	$77	$—	$1,560	$143,604	$145,241
Commercial	428	—	218	182,072	182,718
Residential Construction	—	—	—	32,184	32,184
Other Construction, Land
Development & Other Land	—	—	1,360	51,577	52,937
Commercial	—	—	—	66,868	66,868
Consumer	—	—	292	1,594	1,886

Total	$505	$—	$3,430	$477,899	$481,834

	December 31, 2013
	30-89 Day Past Due	90+ Days Past Due and Accruing	Nonaccrual	Current	Total
	(Dollars in thousands)
Real estate
Residential	$748	$—	$1,720	$140,234	$142,702
Commercial	—	—	560	164,656	165,216
Residential Construction	—	—	414	22,189	22,603
Other Construction, Land
Development & Other Land	—	—	1,402	41,855	43,257
Commercial	182	—	371	55,394	55,947
Consumer	57	—	—	1,558	1,615

Total	$987	$—	$4,467	$425,886	$431,340

Loans are determined past due or delinquent based on the contractual terms of the loan. Payments past due 30 days or more are considered delinquent. The accrual of interest is generally discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful or charged-off if a loss is considered imminent.

All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income when the loan is placed on nonaccrual status. Because of the uncertainty of the expected cash flows, the Company is accounting for nonaccrual loans under the cost recovery method, in which all cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future collection of principal and interest are reasonably assured. The number of payments needed to meet this criteria varies from loan to loan. However, as a general rule, this criteria will be considered to have been met with the timely payment of six consecutive regularly scheduled monthly payments.

The following table provides details of the internally assigned grades of the Company’s loan portfolio at December 31, 2014, and December 31, 2013:

	December 31, 2014
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(Dollars in thousands)
Real estate
Residential	$140,491	$2,141	$2,609	$—	$—	$145,241
Commercial	176,063	3,098	3,557	—	—	182,718
Residential Construction	32,013	—	171	—	—	32,184
Other Construction, Land
Development & Other Land	44,595	4,819	3,523	—	—	52,937
Commercial	65,915	598	355	—	—	66,868
Consumer	1,594	—	292	—	—	1,886

Total	$460,671	$10,656	$10,507	$—	$—	$481,834

	December 31, 2013
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(Dollars in thousands)
Real estate
Residential	$133,389	$5,523	$3,790	$—	$—	$142,702
Commercial	157,028	5,272	2,916	—	—	165,216
Residential Construction	21,330	355	918	—	—	22,603
Other Construction, Land
Development & Other Land	32,914	2,504	7,839	—	—	43,257
Commercial	53,794	1,227	926	—	—	55,947
Consumer	1,558	57	—	—	—	1,615

Total	$400,013	$14,938	$16,389	$—	$—	$431,340

These credit quality indicators are defined as follows:

Pass – A “pass” rated loan is not adversely classified because it does not display any of the characteristics for adverse classification.

Special Mention – A “special mention” loan has potential weaknesses that deserve management’s close attention. If left uncorrected, such potential weaknesses may result in deterioration of the repayment prospects or collateral position at some future date. Special mention assets do not warrant adverse classification.

Substandard – A “substandard” loan is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as substandard generally have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. These assets are characterized by the distinct possibility of loss if the deficiencies are not corrected.

Doubtful – A loan classified “doubtful” has all the weaknesses inherent in an asset classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values.

Loss – Assets classified “loss” are considered uncollectible and of such little value that their continuing to be carried as an asset is not warranted. This classification is not necessarily equivalent to no potential for recovery or salvage value, but rather that it is not appropriate to defer a full write-off even though partial recovery may be effected in the future.

The loan risk rankings were updated for the year ended December 31, 2014, on December 16 and 17, 2014. The loan risk rankings were updated for the year ended December 31, 2013, on December 10 and 11, 2013.

The following table provides details regarding impaired loans by segment and class at December 31, 2014, and December 31, 2013:

	December 31, 2014			December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(Dollars in thousands)
With no related allowance:
Real estate
Residential	$1,826	$2,359	$—	$1,720	$2,238	$—
Commercial	217	242	—	560	916	—
Residential Construction	—	—	—	414	630	—
Other Construction, Land
Development & Other Land	6,180	9,080	—	2,222	3,009	—
Commercial	—	—	—	371	959	—
Consumer	292	396	—	—	—	—

Total	$8,515	$12,077	$—	$5,287	$7,752	$—

With an allowance:
Real estate
Residential	$—	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—	—
Residential Construction	—	—	—	—	—	—
Other Construction, Land
Development & Other Land	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

Total
Real estate
Residential	$1,826	$2,359	$—	$1,720	$2,238	$—
Commercial	217	242	—	560	916	—
Residential Construction	—	—	—	414	630	—
Other Construction, Land
Development & Other Land	6,180	9,080	—	2,222	3,009	—
Commercial	—	—	—	371	959	—
Consumer	292	396	—	—	—	—

Total	$8,515	$12,077	$—	$5,287	$7,752	$—

The following table provides details of the balance of the allowance for loan losses and the recorded investment in financing receivables by impairment method for each loan portfolio segment:

	Real Estate
	Residential	Commercial	Residential Construction	Other Construction, Land Devel. & Other Land	Commercial	Consumer	Total
	(Dollars in thousands)
December 31, 2014
Allowance for loan losses, evaluated
Individually	$—	$—	$—	$—	$—	$—	$—
Collectively	2,324	3,168	711	626	1,031	14	7,874

Total ending allowance	$2,324	$3,168	$711	$626	$1,031	$14	$7,874

Loans, evaluated
Individually	$1,826	$217	$—	$6,180	$—	$292	$8,515
Collectively	143,415	182,501	32,184	46,757	66,868	1,594	473,319

Total ending loans	$145,241	$182,718	$32,184	$52,937	$66,868	$1,886	$481,834

December 31, 2013
Allowance for loan losses, evaluated
Individually	$—	$—	$—	$—	$—	$—	$—
Collectively	2,891	3,050	591	624	996	13	8,165

Total ending allowance	$2,891	$3,050	$591	$624	$996	$13	$8,165

Loans, evaluated
Individually	$1,720	$560	$414	$2,222	$371	$—	$5,287
Collectively	140,982	164,656	22,189	41,035	55,576	1,615	426,053

Total ending loans	$142,702	$165,216	$22,603	$43,257	$55,947	$1,615	$431,340

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments on principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining whether a loan is impaired include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Additionally, management’s policy is generally to evaluate only those substandard loans greater than $250 thousand for impairment as these are considered to be individually significant in relation to the size of the loan portfolio. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The following tables present interest income recognized and the average recorded investment of impaired loans:

	Year Ended		Year Ended
	December 31, 2014		December 31, 2013
	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment
	(Dollars in thousands)		(Dollars in thousands)
Real estate
Residential	$348	$1,826	$222	$1,798
Commercial	59	408	82	635
Residential Construction	9	151	13	789
Other Construction, Land
Development & Other Land	897	4,540	234	3,763
Commercial	2	93	8	418
Consumer	10	118	—	—

Total	$1,325	$7,136	$559	$7,403

Cash payments received on impaired loans are applied on a cash basis with all cash receipts applied first to principal and any payments received in excess of the unpaid principal balance being applied to interest.

Troubled Debt Restructurings

Accounting Standards Codification (ASC) 310 defines a troubled-debt restructuring as a restructuring of debt where a creditor for economic or legal reasons related to a debtor’s financial difficulties grants a concession to the debtor that it would not otherwise render. The concession is granted by the creditor in an attempt to protect as much of its investment as possible. The concession either stems from an agreement between the creditor and the debtor or is imposed by law or a court. Troubled-debt restructurings include modification of the terms of a debt, such as a reduction of the stated interest rate lower than the current market for new debt with similar risk, a reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement, or a reduction of accrued interest.

Management reviews all restructured loans that occur during the year for identification as troubled-debt restructurings. Management identified as troubled-debt restructurings certain loans for which the allowance for loan losses had previously been measured under a general allowance for loan losses methodology (ASC 450). Upon identifying the reviewed loans as troubled-debt restructurings, management also identified them as impaired under the guidance in ASC 310.

Modification Categories

The Company offers a variety of modifications to borrowers. The modification categories offered can generally be described as follows:

Rate Modification – A modification in which the interest rate is changed.

Term Modification – A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest Only Modification – A modification in which the loan is converted to interest only payments for a period of time.

Payment Modification – A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination Modification – Any other type of modification, including the use of multiple categories above.

As of December 31, 2014, and December 31, 2013, there were no available commitments outstanding for troubled-debt restructurings.

The following tables present troubled-debt restructurings as of December 31, 2014, and December 31, 2013:

	December 31, 2014
	Total Number of Contracts	Accrual Status	Nonaccrual Status	Total Modifications
	(Dollars in thousands)
Real estate
Residential	1	$266	$—	$266
Commercial	—	—	—	—
Residential Construction	—	—	—	—
Other Construction, Land
Development & Other Land	4	4,819	1,052	5,871
Commercial	—	—	—	—
Consumer	—	—	—	—

Total	5	$5,085	$1,052	$6,137

	December 31, 2013
	Total Number of Contracts	Accrual Status	Nonaccrual Status	Total Modifications
	(Dollars in thousands)
Real estate
Residential	1	$—	$113	$113
Commercial	—	—	—	—
Residential Construction	—	—	—	—
Other Construction, Land
Development & Other Land	3	820	1,093	1,913
Commercial	—	—	—	—
Consumer	—	—	—	—

Total	4	$820	$1,206	$2,026

Loans reviewed for consideration of modification are reviewed for potential impairment at the time of the restructuring. Any identified impairment is recognized as an increase in the allowance.

The following table presents troubled-debt restructurings that occurred during the year ended December 31, 2014:

	Year Ended December 31, 2014
	Number of Contracts	Rate Modifications	Term Modifications	Interest Only Modifications	Payment Modifications	Combination Modifications	Total
	(Dollars in thousands)
Real estate
Residential	1	$—	$—	$—	$—	$266	$266
Commercial	—	—	—	—	—	—	—
Residential Construction	—	—	—	—	—	—	—
Other Construction, Land
Development & Other Land	1	—	—	—	—	4,142	4,142
Commercial	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total	2	$—	$—	$—	$—	$4,408	$4,408

There were no new troubled-debt restructurings that occurred during the year ended December 31, 2013.

There were no troubled-debt restructurings with a payment default, with the payment default occurring within 12 months of the restructure date, and the payment default occurring during the year ended December 31, 2014, or 2013.

Note 5 – Premises and Equipment

Major classifications of these assets are summarized as follows:

	December 31,
	2014	2013
	(Dollars in thousands)
Land	$4,378	$4,378
Building	5,061	5,061
Furniture and equipment	4,900	3,601
Leasehold improvements	2,025	1,760

Total premises and equipment	16,364	14,800
Less accumulated depreciation	4,903	4,349

Premises and equipment, net	$11,461	$10,451

Accumulated depreciation and amortization at December 31 was as follows:

	2014	2013
	(Dollars in thousands)
Building	$764	$634
Furniture and equipment	2,961	2,668
Leasehold improvements	1,178	1,047

	$4,903	$4,349

Certain Company premises and equipment are leased under various operating leases. Rental expense was $417 thousand and $437 thousand in 2014, and 2013, respectively.

Future minimum payments, by year and in the aggregate for operating leases with initial or remaining terms in excess of one year as of December 31, 2014, dollars in thousands, are as follows:

2015	$390
2016	303
2017	277
2018	227
2019	170
Thereafter	242

$1,609

Note 6 – Deposits

Major categories of deposits at December 31, 2014, and 2013 are as follows:

	2014		2013
	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits
Demand deposits	$70,770	0.00%	$67,694	0.00%
Interest-bearing deposits
Money market and NOW accounts	186,900	0.31%	168,529	0.38%
Certificates of deposit
Less than $100 thousand	73,912	1.28%	75,480	1.77%
Greater than $100 thousand	147,925	1.48%	144,265	1.64%

	$479,507		$455,968

Certificates of deposit will mature as follows:

2015	$93,838
2016	31,669
2017	47,794
2018	25,471
2019	23,065

$221,837

The Company classifies deposit overdrafts as other consumer loans which totaled $214 thousand at December 31, 2014, and $41 thousand at December 31, 2013.

Note 7 – FHLB Advance, Securities Sold Under Repurchase Agreements and Federal Funds Purchased

The Company uses both short-term and long-term borrowings to supplement deposits when they are available at a lower overall cost to the Company. Such borrowings can be invested at a positive rate of return or they can be used to minimize interest rate risk.

As a member of the FHLB, the Company is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB advances are secured by the pledge of FHLB stock and a blanket lien on qualified 1 to 4 family residential real estate loans and a blanket lien on qualified commercial mortgages.

Advances from the FHLB at December 31, 2014, and 2013 consist of the following:

2014	2013
Advance Amount		Interest Rate	Maturity
(Dollars in thousands)
$ 5,000	$—	0.21%	01/03/2015
10,000	10,000	0.72%	06/26/2015
5,000	5,000	0.95%	06/27/2016
5,000	5,000	1.11%	08/10/2017
5,000	5,000	2.95%	12/06/2017
5,000	5,000	0.23%	09/18/2018
5,000	—	2.09%	09/26/2018
5,000	—	1.85%	03/06/2019

$45,000	$30,000

Aggregate annual maturities of FHLB advances (based on maturity dates) at December 31, 2014 are as follows:

2015	$15,000
2016	5,000
2017	10,000
2018	10,000
2019	5,000

$45,000

The Company has a credit line at the FHLB in the amount of approximately $119.9 million which may be used for short and/or long-term borrowing. Collateral of $76.5 million has been pledged in the form of loans at December 31, 2014.

The Company also maintains additional sources of liquidity through a variety of borrowing arrangements. The Bank maintains federal funds lines with a large regional money-center banking institution and a local community bankers bank. These available lines currently total $35.0 million, and there were $6.3 million in outstanding draws (federal funds purchased) at December 31, 2014.

The Company has outstanding securities sold under repurchase agreements. These agreements are generally corporate cash management accounts for the Company’s larger corporate depositors. These agreements are settled on a daily basis, and the securities underlying the agreements remain under the Company’s control.

The Company uses federal funds purchased for short-term borrowing needs. Federal funds purchased represent unsecured borrowings from other banks and generally mature daily.

	2014	2013
	(Dollars in thousands)
Maximum outstanding during the year
FHLB advances	$45,000	$30,000
Federal funds purchased	14,070	4,774
Repurchase agreements	20,021	1,871
Balance outstanding at end of year
FHLB advances	45,000	30,000
Federal funds purchased	6,318	—
Repurchase agreements	1,761	1,393
Average amount outstanding during the year
FHLB advances	38,795	26,877
Federal funds purchased	370	207
Repurchase agreements	5,126	1,123
Average interest rate during the year
FHLB advances	1.16%	1.23%
Federal funds purchased	0.58%	0.61%
Repurchase agreements	0.29%	0.40%
Average interest rate at end of year
FHLB advances	1.20%	1.13%
Federal funds purchased	0.58%	—
Repurchase agreements	0.10%	0.40%

Note 8 – Subordinated Debt

In December 2005, $2.0 million of subordinated debt was issued by the Bank through a pooled underwriting. The securities had a fixed rate for five years then converted to three-month LIBOR plus 1.37% in December 2010 and is payable quarterly. The securities may be redeemed at par beginning December 2010 and each quarter after such date until the securities mature on December 31, 2015. The interest rate at December 31, 2013 was 1.61%, and the balance outstanding at December 31, 2013 was $2.0 million. During 2014, the Company redeemed these securities. As such, there is no remaining balance related to these securities at December 31, 2014.

In January 2014, the Company executed a variable rate subordinated note for $6.5 million with a financial institution. The note carries an interest rate of 30-day LIBOR plus 5.00% per annum with a floor of 5.50% and a maturity of 10 years. Principal is repaid $8 thousand per month for the first 60 months then $100 thousand per month for the remaining 60 months. The interest rate at December 31, 2014 was 5.50%, and the balance outstanding was $6.4 million.

Subordinated debt may be included in Tier 2 capital for regulatory capital adequacy determination purposes up to 40% of Tier 1 capital.

Note 9 – Cumulative Perpetual Preferred Stock

Under the United States Treasury’s Capital Purchase (CCP), the Company issued $11.0 million in Cumulative Perpetual Preferred Stock, Series A, (Preferred Stock) in April 2009. In addition, the Company provided warrants to the Treasury to purchase 250,947 shares of the Company’s common stock at an exercise price of $6.55 per share. These warrants were immediately exercisable and expire ten years from the date of issuance. The preferred stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% per annum thereafter. The preferred shares are redeemable at the option of the Company subject to regulatory approval. During the years ended December 31, 2014 and 2013, the Company paid preferred stock dividends of $8 thousand and $276 thousand, respectively.

In June 2012, the U. S. Department of the Treasury priced its secondary public offering of all 10,958 shares of the Perpetual Preferred Stock, Series A. The Company successfully bid for the purchase of 5,427 shares of the Preferred Stock for a total purchase price of $5.0 million, plus accrued and unpaid dividends on the Preferred Stock. As a result of its successful bid in the offering, the Company retired 5,427 shares of its original 10,958 shares of Preferred Stock. None of the remaining shares of the outstanding Preferred Stock are held by the U. S. Treasury, though the common stock purchase warrants associated with the TARP program remained with the U. S. Treasury. In February 2013, in negotiation with the U. S. Treasury, the Company retired these warrants.

The Preferred Stock has a $4.00 par value, with $1,000 liquidation preference. With 2,000,000 authorized shares, there were 5,531 shares outstanding at December 31, 2013. In November 2013, regulatory approval was received for the redemption of the Preferred Stock. Accordingly, in January 2014, the Company redeemed the remaining 5,531 shares of its Preferred Stock for $5.6 million.

Note 10 – Trust Preferred Capital Notes

In September 2006, FCRV Statutory Trust I (the Trust), a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities, and $5.2 million of Trust Preferred Capital Notes were issued through a pooled underwriting. The Trust issued $155 thousand in common equity to the Company. The equity investment of $155 thousand is included in other assets in the accompanying consolidated balance sheet. The notes have a LIBOR-indexed floating rate of interest (three-month LIBOR plus 1.70%) which adjusts, and is payable quarterly. The interest rate at December 31, 2014, was 1.94%, and $5.2 million was outstanding at December 31, 2014 and 2013. The notes may be redeemed at par beginning on September 15, 2011 and each quarter after such date until the notes mature on September 15, 2036. The principal asset of the Trust is $5.2 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

The Trust Preferred Capital Notes may be included in Tier 1 capital for regulatory adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the Trust Preferred Capital Notes not considered as Tier 1 capital may be included in Tier 2 capital.

The obligations of the Company with respect to the issuance of the Trust Preferred Capital Notes constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the Trust Preferred Capital Notes. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Trust Preferred Capital Notes and require a deferral of common dividends.

Note 11 – Income Taxes

Current accounting standards provide a comprehensive model for how the Company should recognize, measure, present, and disclose uncertain tax positions that the Company has taken or expects to take on its tax return. The Company does not have any significant uncertain tax positions as defined by accounting standards. If they were to arise, interest and penalties associated with unrecognized tax positions will be classified as additional income taxes in the statement of income. Annual tax returns for 2011 and thereafter are subject to possible future examinations by tax authorities.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. The Company expects that it is more likely than not that it will have the ability to utilize all deferred tax assets and accordingly no valuation adjustment has been recognized in the accompanying consolidated financial statements as of December 31, 2014, and 2013. Significant components of the Company’s deferred income tax liabilities and assets are as follows:

	2014	2013
	(Dollars in thousands)
Deferred tax assets:
Allowance for Loan Losses	$2,677	$2,776
Stock based compensation	66	347
OREO impairment	4	29
Nonaccrual loans	80	202
Net operating loss carryforward	1,900	3,134
AMT tax credit carryover	—	168
Supplemental Executive Retirement Plan	118	76
Unrealized holding gain on available-for-sale securities	24	201
Other	91	31

Total deferred tax assets	4,960	6,964

Deferred tax liabilities:
Depreciation	346	312
Deferred loan costs	402	396
Prepaids	53	71
Other	44	121

Total deferred tax liabilities	845	900

Net deferred tax asset	$4,115	$6,064

A reconciliation of the federal taxes at statutory rates to the tax provision for the years ended December 31, 2014 and 2013 is as follows:

	2014	2013
	(Dollars in thousands)
Federal statutory rate	$2,204	$1,914
Tax-exempt interest income	(44)	(76)
Nondeductible expenses	19	23
Stock based compensation	2	12
BOLI cash surrender value	(109)	(112)
Other	23	(7)

Provision for income taxes expense	$2,095	$1,754

Income tax attributable to income before income tax expense is summarized as follows:

	2014	2013
	(Dollars in thousands)
Current federal income tax expense	$323	$95
Deferred federal income tax expense	1,772	1,659

Total	$2,095	$1,754

The Company has available net operating loss carryforwards totaling approximately $5.6 million and $9.4 million as of December 31, 2014, and 2013, respectively. The carryforward losses begin to expire in 2031.

Note 12 – Related Party Transactions

In the normal course of business, the Company receives deposits from directors and executive officers. At December 31, 2014, and 2013, deposits from directors and executive officers were approximately $28.5 million and $31.9 million, respectively. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

In the normal course of business, the Company has made loans to its officers and directors. Such loans at December 31, 2014, amounted to approximately $21.2 million of which approximately $5.8 million represents unused lines of credit. Such loans at December 31, 2013, amounted to approximately $20.3 million (excluding $96 thousand in loans to a Director who retired in 2013) of which approximately $2.7 million represents unused lines of credit. During 2014, new loans to officers and directors amounted to $178 thousand and repayments amounted to $2.3 million. During 2013, new loans to officers and directors amounted to $8.3 million and repayments amounted to $613 thousand. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory bank lending limitations.

The Company uses the services of a law firm for advice on various legal matters. The Chairman of the Board of Directors is also a principal in such law firm. The law firm provided various legal services to the Company at a cost of $200 thousand and $239 thousand for the years ended December 31, 2014, and 2013, respectively.

Note 13 – Regulatory Requirements and Restrictions

The Company and the Bank are subject to various federal and state regulatory requirements, including regulatory capital requirements administered by the federal banking agencies to ensure capital adequacy. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 2014, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2014
Total capital to risk weighted assets
Consolidated	$67,532	13.54%	$39,911	8.00%	$49,889	10.00%
First Capital Bank	$64,273	12.90%	$39,862	8.00%	$49,828	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$54,872	11.00%	$19,956	4.00%	$29,933	6.00%
First Capital Bank	$58,024	11.64%	$19,931	4.00%	$29,897	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$54,872	9.22%	$23,794	4.00%	$29,743	5.00%
First Capital Bank	$58,024	9.77%	$23,765	4.00%	$29,707	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2013
Total capital to risk weighted assets
Consolidated	$61,060	13.78%	$35,446	8.00%	$44,307	10.00%
First Capital Bank	$58,960	13.32%	$35,406	8.00%	$44,257	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$54,689	12.34%	$17,723	4.00%	$26,584	6.00%
First Capital Bank	$52,595	11.88%	$17,703	4.00%	$26,554	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$54,689	10.04%	$21,796	4.00%	$27,244	5.00%
First Capital Bank	$52,595	9.67%	$21,754	4.00%	$27,193	5.00%

The amount of dividends payable by the Company depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the Commission and the FDIC has the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice.

Note 14 – Commitments and Contingent Liabilities

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers in the Richmond metropolitan area. These financial instruments include unused lines of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. Financial instruments with off-balance-sheet risk are summarized as follows:

	2014	2013
	(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
Unused commercial lines of credit	$127,031	$90,657
Unused consumer lines of credit	15,333	15,236
Standby and Performance Letters of Credit	10,089	7,194
Loan commitments	38,774	18,418

	$191,227	$131,505

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit is represented by the contractual notional amount of those instruments.

The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include personal property, commercial property, residential property, land, and accounts receivable.

Note 15 – Concentrations of Credit Risk

The Company has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Company’s customers are residents or operate business ventures in its market area consisting primarily of the Richmond metropolitan area. Therefore, a substantial portion of its debtors’ ability to honor their contracts and the Company’s ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area. The concentrations of credit risk by type of loan are set forth in Note 4.

At times, cash balances at financial institutions are in excess of FDIC insurance coverage. The Bank believes no significant risk of loss exists with respect to those balances.

Note 16 – Fair Value Disclosures

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures (Topic ASC 820), the fair value of a financial instrument is the price that would be received in the sale of an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. Fair value is best determined using quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact on the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

Fair Value

In accordance with this guidance, the Company groups financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities in active markets at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market date for substantially the full term of the asset or liability.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flows methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

Following is a description of the valuation methodologies used for instruments measured as fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). The Company obtains a single quote for all securities. Quotes for all securities are provided by the Company’s securities accounting and safekeeping correspondent bank. The Company performs a review of pricing data by comparing prices received from third party vendors to the previous month’s quote for the same security and evaluate any substantial changes.

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014, and December 31, 2013. Securities identified in Note 3 as restricted securities including stock in the FHLB and the Federal Reserve Bank (FRB) are excluded from the table below since there is no ability to sell these securities except when the FHLB or FRB require redemption based on either the Company’s borrowings at the FHLB, or in the case of the FRB, changes in certain portions of the Company’s capital.

December 31, 2014
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
Assets:	(Dollars in thousands)

Available-for-sale securities	$—	$74,283	$—	$74,283

December 31, 2013
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
Assets:	(Dollars in thousands)

Available-for-sale securities	$—	$71,511	$—	$71,511

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual loans.

The following describes the valuation techniques used to measure certain assets recorded at fair value on a nonrecurring basis in the accompanying consolidated financial statements.

Impaired Loans: Loans are designated as impaired when, in the judgment of management, based on current information and events, it is probable that all amounts when due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate.

The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed external appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, then the fair value is considered Level 3. If a real estate loan becomes a nonperforming loan, or if the valuation is over one year old, either an evaluation by an officer of the bank or an outside vendor, or an appraisal is performed to determine current market value. The Company considers the value of a partially completed project for its loan analysis. For nonperforming construction loans, the Company obtains a valuation of each partially completed project “as is” from a third party appraiser. The Company uses this third party valuation to determine if any charge-offs are necessary.

The value of business equipment collateral is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable collateral are based on the related financial statement balances or aging reports (Level 3).

Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis with a discount to reflect current market conditions, which ranged from 0% to 30%, for each of the periods presented. Any fair value adjustments are recorded in the period incurred as provision for loan losses in the accompanying Consolidated Statements of Operations.

Loans held for sale: The fair value of loans held for sale is determined using quoted secondary-market prices. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly. Such appraisals may be discounted for current market conditions and ranged from 0% to 30% for each of the respective periods presented in the accompanying consolidated financial statements.

The following tables summarize our financial assets that were measured at fair value on a nonrecurring basis during the periods.

	December 31, 2014
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
	(Dollars in thousands)
Impaired loans	$—	$—	$8,515	$8,515
Loans held for sale	—	—	—	—
Other real estate owned	—	—	1,810	1,810

Total	$—	$—	$10,325	$10,325

	December 31, 2013
	Fair Value Measurements Using			Fair Values
	Level 1	Level 2	Level 3
	(Dollars in thousands)
Impaired loans	$—	$—	$5,287	$5,287
Loans held for sale	—	992	—	992
Other real estate owned	—	—	2,658	2,658

Total	$—	$992	$7,945	$8,937

The methods and assumptions, not previously presented, used by the Company in estimating fair values are disclosed as follows:

Cash and cash equivalents – The carrying amounts of cash and cash equivalents approximate their fair value.

Loans receivable – Fair values are based on carrying values for variable-rate loans that reprice frequently and have no significant change in credit risk. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The interest rates on loans at December 31, 2014, and December 31, 2013 are current market rates for their respective terms and associated credit risk.

Loans held for sale – Loans held for sale are carried at the lower of cost or market value. These loans currently consist of residential real estate, owner occupied loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different from cost due to the short duration between origination and sale (Level 2). As such, the Company records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the periods ended December 31, 2014, and December 31, 2013. Gains and losses on the sale of loans are recorded as income in the accompanying consolidated statements of operations.

Deposits – The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued interest – The carrying amounts of accrued interest approximate fair value.

Advances from Federal Home Loan Bank – The carrying value of advances from the Federal Home Loan Bank due within 90 days from the balance sheet date approximate fair value. Fair values for convertible advances are estimated using a discounted cash flow calculation that applies interest rates currently being offered on convertible advances with similar remaining maturities.

Repurchase agreements – The carrying value of repurchase agreements due within 90 days from the balance sheet date approximate fair value.

Subordinated Debt – The Company’s subordinated debt consists of variable rate instruments that re-price on a quarterly basis; therefore, carrying value is adjusted for the three month repricing lag in order to approximate fair value.

Bank Owned Life Insurance (BOLI) – The carrying value of BOLI approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Off-balance-sheet instruments – Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and counterparties’ credit standings. These are not deemed to be material at December 31, 2014, and December 31, 2013; accordingly, the fair value of such commitments approximate that presented in Note 14.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)		(Dollars in thousands)
Financial assets
Cash and cash equivalents	$11,093	$11,093	$14,187	$14,187
Time deposits in other banks	2,000	1,989	—	—
Investment securities	76,654	76,921	73,886	74,021
Loans receivable, net	473,789	464,231	423,160	416,841
Loans held for sale	—	—	992	997
Accrued interest	1,736	1,736	1,701	1,701
BOLI	9,900	9,900	9,580	9,580

Financial liabilities
Deposits	$479,507	$477,359	$455,968	$447,956
FHLB advances	45,000	46,068	30,000	30,742
Subordinated debt and trust preferred	11,559	11,127	7,155	3,577
Repurchase agreements	1,761	1,761	1,393	1,393

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of financial instruments will change when interest rates levels change, and that change may be either favorable or unfavorable. The Company attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to repay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. The Company monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate overall interest rate risk.

Note 17 – Stock Option and Stock Incentive Plans

The Company has a First Capital Bancorp, Inc. 2000 Stock Option Plan (the Plan) pursuant to which options may be granted to Directors, officers and key employees. The Plan authorizes grants of options to purchase up to 338,484 shares of the Company’s authorized, but unissued common stock. All stock options have been granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest at the rate of 50 percent per year for Directors or 33 1/3 percent per year for employees.

The Company also has a First Capital Bancorp, Inc. 2010 Stock Incentive Plan (the 2010 Plan). The 2010 Plan and amendments make available up to 880,000 shares of the Company’s common stock for issuance upon the grant or exercise of restricted stock, stock options or other equity-based awards as permitted under the 2010 Plan. Each employee and director of the Company and its affiliates may participate in the 2010 Plan. Unless sooner terminated, the 2010 Plan will terminate on May 19, 2020. See Note 20 for information about restricted stock issued in connection with the 2010 Plan .

A summary of the status of the Company’s unvested stock options is presented below:

	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2012	22,673	$1.90
Granted	—	—
Vested	22,673	1.90
Forfeitures	—	—

Unvested at December 31, 2013	—	$—

There were no stock options issued during 2014 or 2013, and as of December 31, 2014 and 2013, all stock options were vested. Accordingly, there was no unrecognized compensation costs related to unvested stock options as of December 31, 2014 and 2013.

The weighted-average option price and weighted-average remaining term of stock options awarded and not exercised were as follows:

	2014	2013
Weighted-average price	$4.02	$7.57
Weighted-average term (in years)	6.0	5.5

A summary of the stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Options outstanding December 31, 2012	338,850	$7.99
Granted	—	—
Expired	74,775	9.48

Options outstanding December 31, 2013	264,075	7.57

Granted	—	—
Forfeited	109,775	12.56
Expired	—	—

Options outstanding December 31, 2014	154,300	$4.02

The following tables summarize information about stock options outstanding:

Exercise Prices	Options Outstanding at December 31, 2014	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price
$2.44 to $4.85	154,300	6.0	$4.02
$7.33 to $10.00	0	—	$—
$10.57 to $17.67	0	—	$—

	154,300

Exercise Prices	Options Outstanding at December 31, 2013	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price
$2.44 to $4.85	156,050	7.0	$4.02
$7.33 to $10.00	39,000	3.4	$10.06
$10.57 to $17.67	69,025	3.8	$14.19

	264,075

The aggregate intrinsic value of options outstanding was approximately $64 thousand and $97 thousand at December 31, 2014 and 2013, respectively.

Note 18 – Other Employee Benefit Plans

The Company has a contributory thrift plan through the Virginia Bankers Association, covering all eligible employees. Participants may make contributions to the plan during the year, with certain limitations. During

2014 and 2013, the Company matched participant contributions up to seventy-five percent of the first six percent contributed. The participants are 100% vested upon three years of service to the Company. Expenses related to this plan amounted to $277 thousand and $252 thousand for the years ended December 31, 2014 and 2013, respectively.

The Bank also has a Supplemental Executive Retirement Plan (SERP) for the benefit of certain key officers. The SERP provides selected employees who satisfy specific eligibility requirements with supplemental benefits upon retirement, death, or disability in certain prescribed circumstances. The Bank recorded SERP expense totaling $123 thousand and $119 thousand during 2014 and 2013, respectively. The accrued liability related to the SERP was $346 thousand and $222 thousand as of December 31, 2014 and 2013, respectively.

Note 19 – Earnings Per Share and Common Stock

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

The basic and diluted income-per-share calculations are as follows:

	For the Years Ended December 31, (in thousands, except per share amounts)
	2014	2013
Net income available to common stockholders	$4,364	$3,529
Weighted average number of shares outstanding	12,530	12,032

Net income per common share – basic	$0.35	$0.29

Effect of dilutive securities:

Weighted average number of common shares outstanding	12,530	12,032
Effect of stock options, warrants and restricted stock	2,194	1,896

Diluted average common shares outstanding	14,724	13,928

Net income per common share – assuming dilution	$0.30	$0.25

In the computation of diluted earnings per common share for the years ended December 31, 2014 and 2013, 30 thousand and 259 thousand antidilutive stock options, respectively, were excluded because the strike price of the options was greater than the average market price of the Company’s common stock.

During 2012, the Company raised approximately $17.8 million, net of fees and costs, through a rights offering. In connection with the rights offering, the Company distributed 8.9 million warrants to purchase one-half of a share of common stock for $2.00 per whole share. During the years ended December 31, 2014 and 2013, 430 thousand and 708 thousand warrants, respectively, were exercised leaving 7.7 million and 8.1 million warrants outstanding at December 31, 2014 and 2013, respectively.

During 2014, the par value of the Company’s common stock was changed from $4 per share to $.01 per share. Equity reclassifications related to such change in par value are presented in the accompanying consolidated statements of stockholders’ equity. 30 million shares of the Company’s common stock are authorized. Shares issued and outstanding were 12,864,542 and 12,551,952 as of December 31, 2014, and 2013, respectively.

Note 20 – Restricted Stock

As described in Note 17, the 2010 Plan permits the granting of non-vested restricted stock. The grants are divided between restricted time-based stock grants and restricted performance – based stock grants. Generally, the restricted time-based grants vest 33% per year for employees and 50% per year for Directors. The restricted performance-based stock is subject to vesting on the third anniversary of the date of the grant based on the performance of the Company’s growth in cumulative tangible book value and cumulative fully-diluted earnings per share growth over a three-year period. In December 2013, the board of directors approved the acceleration of vesting for both the time and performance based stock for the CEO such that those shares awarded became fully vested at December 31, 2013. The accelerated vesting of these 100,000 shares in 2013 resulted in additional compensation expense of $206 thousand. The value of the non-vested stock awards was calculated by multiplying the fair value of the Company’s common stock on grant date by the number of shares awarded. Recipients of the awards have the right to vote the shares and to receive cash or stock dividends, if any.

The following table summarizes non-vested restricted stock activity:

	Restricted Stock	Weighted Average Grant-Date Fair Value
Balance, December 31, 2012	348,000	$3.07
Granted	—	—
Vested	163,166	3.07
Forfeited	—	—

Balance, December 31, 2013	184,834	$3.07

Granted	97,500	4.50
Vested	63,168	3.07
Forfeited	—	—

Balance, December 31, 2014	219,166	$3.71

The estimated unamortized compensation expense, net of estimated forfeitures, related to non-vested restricted stock outstanding at December 31, 2014 will be recognized as follows (dollars in thousands):

2015	$296
2016	146
2017	91

Total	$533

Note 21 – Bank Owned Life Insurance (BOLI)

The Bank has purchased two life insurance policies on key employees in the face amounts of $21.4 million and $1.3 million. Per ASC 325, Investments in Insurance Contracts, these policies are recorded at their cash surrender value, net of surrender charges and/or early termination charges. As of December 31, 2014, the BOLI cash surrender value was $9.9 million resulting in other income for 2014 of $320 thousand and an annualized net yield after tax of 4.98%. As of December 31, 2013, the BOLI cash surrender value was $9.6 million resulting in other income for 2013 of $329 thousand and an annualized net yield after tax of 5.30%.

Note 22 – Condensed Financial Information – Parent Company Only

Following are condensed financial statements of First Capital Bancorp, Inc:

First Capital Bancorp, Inc.

(Parent Corporation Only)

Condensed Statements of Financial Condition

December 31, 2014 and 2013

	2014	2013
	(Dollars in thousands)
Assets
Cash on deposit with subsidiary bank	$2,500	$1,749
Investment in subsidiary	57,959	52,641
Investment in special purpose subsidiary	155	155
Other assets	604	332

	$61,218	$54,877

Liabilities and Stockholders’ Equity
Trust preferred debt	$11,559	$5,155
Other liabilities	7	40

Total liabilities	11,566	5,195

Stockholders’ Equity
Preferred stock	—	22
Common stock	128	50,208
Additional paid-in capital	48,569	4,448
Retained earnings (deficit)	1,020	(4,590)
Warrants	—	—
Discount on preferred stock	—	(16)
Accumulated other comprehensive loss, net of taxes	(65)	(390)

Total stockholders’ equity	49,652	49,682

	$61,218	$54,877